Exhibit 10.1(c)

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into effective as of October 13, 2004, by and between REVETT SILVER COMPANY, a Montana corporation (“Revett”), and ROYAL GOLD, INC., a Delaware corporation (“Royal Gold”).

Recitals

A.	Revett, through one or more of its wholly-owned subsidiaries, including but not limited to RC Resources, Inc., a Montana corporation (“RC Resources”, which, together with any other Revett subsidiaries that now or hereafter own interests in the Properties [defined below], shall be described herein collectively as the “Subsidiaries” and individually as a “Subsidiary”), owns certain mining properties in Sanders County, Montana, as described more specifically in Exhibit A hereto (collectively, the “Properties”).

B.	Revett and another of its wholly-owned subsidiaries, Genesis Inc. (“Genesis”), are parties to a certain Promissory Note (the “Note”) in the principal amount of $5,000,000, dated February 21, 2000, as amended by Third Amendment dated February 1, 2003 (the “Third Amendment”), from Genesis and Revett (previously known as Sterling Mining Company), collectively as “Maker”, to Kennecott Montana Company (“Kennecott”, with Kennecott and any subsequent holder of the Note referred to herein and in the Note as “Payee”), as “Lender”.

C.	The Note is secured by a Mortgage, Security Agreement and Financing Statement, dated February 21, 2000 (the “Mortgage”), from Genesis, as “Mortgagor” and as predecessor to the Subsidiaries as owner of the Properties. The Mortgage encumbers certain of the Properties and certain other properties of Genesis.

D.	Royal Gold wishes to purchase from Revett, and Revett wishes to sell to Royal Gold, certain shares of Revett common stock, with the right and option of Royal Gold to convert those shares into a royalty on the Properties, as provided in this Agreement.

E.	Royal Gold wishes to receive from Revett, and Revett wishes to grant to Royal Gold, the exclusive right and option, but not the obligation, to cure any defaults by Revett, Genesis or the Subsidiaries under the Note or Mortgage and, in the event that the Payee commences any foreclosure proceeding pursuant to the Mortgage, to assume the Payee’s position under the Note and Mortgage or, alternatively, to enter into a replacement promissory note and security instrument, as provided herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived by the parties hereto pursuant to this Agreement, Revett and Royal Gold hereby agree as follows:

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ARTICLE I
AGREEMENT TO SELL AND PURCHASE SHARES; CONVERSION RIGHT

1.1	Agreement to Sell and Purchase Shares. On or before October 15, 2004 (the “Closing Date”), Royal Gold shall purchase from Revett, and Revett shall issue and sell to Royal Gold, 1,333,333 shares of previously unissued common stock of Revett (the “Shares”), for a Purchase Price of One Million United States Dollars (US$1,000,000) (the “Closing”). At the Closing, Revett shall deliver to Royal Gold a certificate or certificates registered in the name of Royal Gold representing the Shares, and Royal Gold shall pay the Purchase Price to Revett by wire transfer to Revett’s account at a bank designated by Revett.

1.2	Option to Convert Shares to NSR Royalty. Royal Gold shall have the right to convert (“Conversion Right”) the Shares to a perpetual, non-participating one percent (1%) net smelter return (“NSR”) royalty, as described in Exhibit B hereto (the “Royalty”), on the Properties and other lands, if any, owned or acquired by Revett or the Subsidiaries within the Area of Interest described in Exhibit C hereto, at any time during the period from the Closing Date until sixty (60) days after the later of: (i) Royal Gold having been presented with a positive bankable feasibility study (i.e., a study that is in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry) with respect to the Properties; or (ii) Revett’s Board of Directors having approved commencement of construction of a mine (the “Mine”) on those Properties. The following conditions and limitations shall apply to the Conversion Right and the Royalty:

(a)	The Conversion Right shall be personal to Royal Gold. If Royal Gold transfers the Shares to another party, the Conversion Right shall terminate.

(b)	The Royalty shall be subordinate to security interests that secure initial third party financing of the construction of the Mine, if and to the extent that the party providing that financing requires such subordination. This subordination to which the Royalty may be subjected shall not prohibit or limit payments due under the Royalty unless and until a default under the financing agreement occurs and is declared by the financing party. In the absence of such default and declaration, payments due under the Royalty shall have priority over any cash sweep or cash reserve requirements under the financing agreement.

1.3	Royal Gold Opportunity to Present Financing Proposal and Right of First Refusal to Provide Financing. At such time, if any, that either Revett or any Subsidiary receives and wishes to accept a reasonably detailed term sheet or other form of proposal for financing of construction of the Mine, the party receiving the proposal shall give Royal Gold a copy of that proposal, and Royal Gold shall have twenty (20) business days thereafter in which to present to Revett a competing proposal for such financing. Further, if at any time either Revett or any Subsidiary receives and wishes to accept a reasonably detailed term sheet or other form of proposal involving either: (i) a royalty, production payment or other similar transaction that is calculated on the basis of a percentage of production or revenues from the Mine, or (ii) royalty financing for the construction of the Mine; it shall provide Royal Gold with a copy of that proposal, and Royal Gold shall have a right of first refusal to provide financing on terms as or more favorable than those contained in the proposal. That right shall be exercisable by Royal Gold for a period of twenty (20) business days after its receipt of the copy of the proposal. If Royal Gold declines either to present a financing proposal or to exercise its right of first refusal, as the case may be, Revett and the Subsidiaries shall have the right for a period of ninety (90) days after that declination to close the transaction but only if the final terms of the transaction to be closed are not materially different from the terms of the proposal presented to Royal Gold. If the transaction is not closed within that ninety (90) day period, or if the terms of the transaction to be closed are materially different from those presented to Royal Gold, then Royal Gold’s rights under this Section 1.3 shall be reinstated .

1.4	Royal Gold Option to Cure Defaults under the Note or Mortgage. Revett hereby agrees that if it, Genesis or any of the Subsidiaries receive a notice from the Payee that requests an interest payment under the Note, as provided in the Third Amendment, Revett shall so inform Royal Gold in writing and provide Royal Gold with a copy of that notice within two (2) business days after Revett’s, Genesis’ or a Subsidiary’s receipt, whichever is earliest, of same. Revett shall exercise its best efforts to make or cause Genesis or a Subsidiary to make payment of that interest payment on or before two (2) days prior to its due date. If they fail to do so, Revett shall so notify Royal Gold in writing on or before that interest payment due date, in which event Royal Gold shall have the exclusive right and option, but not the obligation, to make such payment. If Revett, Genesis or any of the Subsidiaries default under any of their other obligations under the Note, or if Genesis or a Subsidiary defaults under any of their obligations under the Mortgage, and any of them receives a notice of default from the Payee pursuant to either the Note or Mortgage, Revett shall so inform Royal Gold in writing and provide Royal Gold with a copy of the default notice after its, Genesis’ or the Subsidiary’s receipt of same. Revett then shall exercise its best efforts to cure the default or cause Genesis or a Subsidiary to cure the default within twenty (20) days after receipt of the default notice. If the default is not cured within that time period, or if Revett determines that none of them will be able to cure the default within that time period, Revett shall so notify Royal Gold by telephone, facsimile and e-mail on or before the first business day after the twentieth (20th) day, after which Royal Gold shall have the exclusive right and option, but not the obligation, to cure the default cited by the Payee in its notice of default.

1.5	Royal Gold’s Options in the Event of Foreclosure under the Mortgage. If the Payee initiates a foreclosure proceeding pursuant to the Mortgage, Royal Gold shall have the exclusive right and option, but not the obligation, to enter into a transaction with the Payee pursuant to which Royal Gold would assume the position of the Payee under the Note and Mortgage. If for any reason Royal Gold is unable to obtain the Payee’s agreement to Royal Gold’s assumption of Payee’s position, Revett agrees that Royal Gold shall have the exclusive right and option, but not the obligation, to pay off the remaining balance due under the Note, in which event Revett shall execute and shall cause Genesis and/or the appropriate Subsidiary or Subsidiaries to execute a replacement promissory note for the same principal amount and with the same other provisions as the Note, except as provided below in this Section 1.5. Revett also shall cause the appropriate Subsidiary or Subsidiaries to execute a replacement security instrument that contains the same terms and conditions and encumbers the same properties and interests as the Mortgage, with the exception that the replacement security interest shall reflect the revised terms of the replacement note as described below in this Section 1.5. The Note and Mortgage assumed from Payeee by Royal Gold or, in the alternative, the replacement note and security instrument described above, shall be subject to the following further provisions:

(a)	Royal Gold will extend the current Term of the Note through February 21, 2010, but the Note otherwise shall remain unchanged; and

(b)	For the remaining Term of the Note, Royal Gold shall have the right to convert all principal and interest due under the Note into either:

(i)	a perpetual, non-participating three percent (3%) NSR royalty, as defined in Exhibit B hereto, in the Properties and any other lands within the Area of Interest owned or acquired by Revett, Genesis or any of the Subsidiaries within the Area of Interest described in Exhibit C hereto; or

(ii)	previously unissued common stock of Revett, at a conversion rate of US$0.75 per share for all unpaid principal and interest under the Note or replacement note, as applicable, at the time of conversion.

1.6	Maintenance of Title to Properties and Title Information; Recordable Instrument. Revett hereby agrees to maintain the unpatented mining claims within the Properties in good standing and to timely pay all property taxes applicable to the patented mining claims within the Properties. Revett promptly shall provide to Royal Gold, upon written request from Royal Gold, copies of all title information in Revett’s possession and control regarding the Properties. Revett further agrees to cause Genesis and/or one or more of the Subsidiaries to execute a recordable instrument in a form reasonably acceptable to Royal Gold, so as to provide constructive notice of Royal Gold’s rights under this Agreement to receive the NSR royalties in the Mine, as described in Sections 1.2 and 1.5 above.

1.7	Royal Gold Piggy-Back Registration and Anti-Dilution Rights with Respect to Revett Stock. Revett agrees that at such time as it files a registration statement with either United States or Canadian securities regulators for a public offering of its common stock, it will include in such registration the Shares purchased by Royal Gold pursuant to Section 1.1 above, plus all shares of Revett common stock, if any, that have been acquired by Royal Gold pursuant to Section 1.5(b)(ii) above. Revett also agrees to provide Royal Gold with the right and option, but not the obligation, to purchase additional shares of Revett common stock if Revett sells additional stock (either in a private placement or public offering) at a price of less than US$0.75 per share. In such case, the price to Royal Gold shall be equal to the sale price for which such shares were sold; and the number of shares that Royal Gold shall be entitled to purchase at that price shall be a number that will maintain Royal Gold’s percentage ownership of Revett’s issued and outstanding shares at the same percentage level as it was immediately prior to the sale of the Revett shares at less than US$0.75 per share.

1.8	Confidentiality and Press Releases. Neither party shall, without the prior written consent of the other party, disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of the disclosing party who has a bona fide need to be informed) any information or data concerning operations, including but not limited to exploration, on the Properties that is not generally available to the public; provided, however, that upon not less than five (5) days’ prior written notice to the other party setting forth the nature and content of a proposed disclosure, the disclosing party may disclose information or data pertaining to the Properties: (a) to any third party to whom the disclosing party in good faith anticipates selling all or part of its interest hereunder, or (b) to any lender or underwriter from whom the disclosing party is borrowing or raising funds secured by or based upon the Properties, provided that such lender or underwriter executes a confidentiality agreement in a form that is reasonably acceptable to the non-disclosing party. If a disclosure is, in the good faith judgment of a party, required for compliance with applicable laws, rules, regulation or orders of any governmental agency or stock exchange having jurisdiction over the disclosing party, that party shall provide as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the non-disclosing party, as is reasonably possible in the circumstances.

WHEREFORE, the parties have executed this Agreement to be effective as of the date first above written.

ROYAL GOLD, INC.

By:	/s/ Tony A. Jensen

REVETT SILVER COMPANY

By:	/s/ William Orchow

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